UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/22/2013

Mandalay Digital Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10039

Delaware	22-2267658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2811 Cahuenga Boulevard West
Los Angeles, CA 90068
(Address of principal executive offices, including zip code)

323-472-5461
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

Jeffrey Klausner Agreement

On November 22, 2013, Mandalay Digital Group, Inc. (the "Company") and Jeff Klausner entered into an employment agreement (the "Klausner Agreement"), effective November 25, 2013 (the "Start Date"), pursuant to which Mr. Klausner will be the Chief Financial Officer of the Company. The Klausner Agreement has a two year term with the annual salary of $275,000. In addition, Mr., Klausner will have a bonus opportunity, on an annual basis, to receive a performance bonus of up to 50% of his base salary. Mr. Klausner's bonus opportunity in the first year is based on ten factors, each worth 5% of base salary, related to different operational and financial aspects of the Company's finance and accounting functions listed in the Klausner Agreement. Criteria for the second year of the term shall be mutually agreed upon between the Company and Mr. Klausner at least 30 days before the end of the first year.

In addition, Mr. Klausner received options for 300,000 shares of common stock under the Company's equity incentive plan at the closing price on the Start Date. The options will vest over a four year term as follows: 25% on the first anniversary of the Start Date, then 6,250 shares on a monthly basis for the following three years. In the event of a Change of Control, as such term is defined in the Klausner Agreement, all unvested options shall vest immediately.

In the event Mr. Klausner is terminated without cause or if he were to voluntarily resign for good reason, each as defined in the Klausner Agreement, he would be entitled to receive his salary for the balance of the term, continuation of any executive health and group health plan benefits to the extent authorized by COBRA, a pro-rata portion of any bonus that would have been earned through the termination date, and, finally, acceleration of vesting of a pro-rata portion of any options that would have vested had his vesting occurred a monthly basis, advanced to the next month.

The Klausner Agreement also contains customary provisions regarding intellectual property, confidentiality, and non-solicitation and indemnification.

The foregoing description of the Klausner Agreement does not purport to be complete and is qualified in its entirety by reference to the Klausner Agreement, a copy of which is appended hereto as Exhibit 10.1 and is incorporated herein by reference. The Company also issued a press release on November 25, 2013 in connection with the hiring of Mr. Klausner, a copy of which is appended hereto as Exhibit 10.1.

William Stone Agreement

On November 24, 2013, the Company and William Stone entered into an employment agreement (the "Stone Agreement") pursuant to which Mr. Stone, currently the President of Digital Turbine, Inc., a subsidiary of the Company, will be also become the President and Chief Operating Officer of Mandalay Digital Group, Inc. The Stone Agreement has a term of two years and under the terms of the Stone Agreement; Mr. Stone maintains his current salary of $350,000. Mr. Stone will have a bonus opportunity (in lieu of his current bonus opportunity), on an annual basis, to receive a performance bonus of up to 100% of his base salary based on criteria consistent with those applicable to the Company's CEO and CFO, as determined mutually by the CEO, Compensation Committee and Mr. Stone.

The Stone Agreement will be expanded to a long-form agreement consistent with the material terms of the Stone Agreement, but will add other provisions consistent with those of the Company's CEO (with appropriate modifications for the different roles). The long form agreement will supersede Mr. Stone's current employment agreement but until such long form is reached, the customary standard employment provisions regarding termination, intellectual property, confidentiality, and non-solicitation, indemnification and arbitration in his current employment contract will remain in force.

In addition, Mr. Stone received options for 300,000 shares of common stock under the Company's equity incentive plan at the closing price on November 25, 2013. The options will vest over a three year term as follows: 100,000 options on the first anniversary of the option grant date, then the remaining shares vest on a pro rata monthly basis for the following two years.

The foregoing description of the Stone Agreement does not purport to be complete and is qualified in its entirety by reference to the Stone Agreement, a copy of which is appended hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 Employment Agreement, effective November 22, 2013, between the Company and Jeffrey Klausner.
10.2 Employment Agreement, effective November 25, 2013 between the Company and William Stone.
99.1 Press Release dated November 25, 2013 regarding Mr. Klausner's employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mandalay Digital Group, Inc.

Date: November 29, 2013	By:	/s/ Peter Adderton
Peter Adderton
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Klausner Agreement
EX-10.2	Stone Agreement
EX-99.1	Klausner Press Release